EX-99.(j)(1)


           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A, No. 033-13019) of Van Eck Worldwide Insurance Trust and to the incorporation by reference of our report dated February 13, 2008 on Worldwide Absolute Return Fund (one of the Funds of Van Eck Worldwide Insurance Trust) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2007.


                                         ERNST & YOUNG LLP

New York, NY
April 14, 2008